Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 17, 2026 relating to the financial statements of BlackSky Technology Inc. and the effectiveness of BlackSky Technology Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BlackSky Technology Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, VA
May 22, 2026